MOVIE GALLERY FILES FORM 10-Q
           AND REPORTS RESULTS FOR THE THIRD QUARTER OF 2006


              Modest revenue growth driven by increased sales at the Company's Game Crazy and Movie Gallery branded stores

DOTHAN, Ala., January 22, 2007-- Movie Gallery, Inc. (Nasdaq: MOVI) today reported results for the third quarter of 2006, which ended October 1, 2006. The Company filed its quarterly report on Form 10-Q for the third quarter of fiscal 2006 on January 19, 2007.

SFAS 143 Review Concluded

As previously announced, the delay in filing the Company's Form 10-Q for the quarter ended October 1, 2006 was the result of a review of the Company's accounting treatment for end of term store lease obligations. During this process, Movie Gallery reviewed over 5,000 store leases and worked with its independent auditor to ensure compliance with Statement of Financial Accounting Standards No. 143 (SFAS 143), Accounting for Asset Retirement Obligations. As a result, the Company increased property, furnishings and equipment by $1.4 million, other long-term accrued liabilities by $8.7 million and store operating expenses by $7.3 million. The impact on previously reported financial results was immaterial, and therefore no restatement of prior period financial results was required.

Third Quarter Results

For the third quarter of 2006, total revenues were $583.0 million, an increase of 1.8% over the $572.4 million in the comparable period last year. Same-store total revenues for the third quarter of 2006 remained relatively
flat at negative 0.4% from the comparable period last year.   During the
quarter, same-store total revenues increased 3.0% for the Movie Gallery branded stores and decreased 1.9% for the Hollywood branded stores compared to the third quarter of 2005.

The Company reported a net loss of $36.1 million, or $1.13 per share, for the third quarter of 2006 as compared to a net loss of $12.5 million, or $0.39 per share, in the comparable period last year. Included in the net loss for the third quarter of 2006 is $18.3 million of pre-tax charges, primarily non-cash, related to accounting for asset retirement obligations, store closures, the Company's continued restructuring efforts and stock
compensation expense.   Specifically, $7.3 million (of which $5.3 million
was charged to depreciation expense) was recorded in order to account for asset retirement obligations in accordance with SFAS 143, $6.6 million (of which $0.7 million was charged to depreciation expense) relates to planned store closures, $3.4 million was attributable to professional advisory fees incurred in conjunction with the Company's strategic planning and balance sheet restructuring efforts, and $1.0 million pertains to stock-based compensation. In addition to these items, the net loss in the third quarter of 2006 also included an increase in interest expense of $6.8 million and the impact of a $7.7 million unfavorable change in income taxes compared to the same period last year.

Adjusted EBITDA, which is defined as net cash provided by operating activities before changes in operating assets and liabilities, interest, taxes and other special items, was $35.9 million for the third quarter of 2006. For the thirty-nine week period ended October 1, 2006, the Company's Adjusted EBITDA was $210.3 million.

Liquidity

As of January 19, 2006, Movie Gallery had no borrowings on its revolving credit facility. With approximately $51 million in available borrowings under this facility, management believes that the Company has sufficient cash and availability under the revolver to meet working capital needs. The Company and its advisors are working diligently on projects to improve the capital structure of the Company for the long-term and expect to provide further details later in the first quarter.

Additional Information

Additional financial and operational information for the third quarter and year-to-date 2006, including a reconciliation of non-GAAP financial measures, can be found in the tables accompanying this release.

Movie Gallery will not hold a conference call to discuss its results in the third quarter of 2006 as the Company is currently compiling its year end financial results. The Company plans to announce its unaudited financial results for the year ended December 31, 2006 in mid-February, which will reflect that the Company is in compliance with its debt covenants for the fourth quarter of 2006. Management also intends to have a conference call at that time to discuss its quarterly and full year 2006 earnings.

Nasdaq Update

As announced on November 21, 2006, Movie Gallery received a NASDAQ Staff Determination letter indicating Movie Gallery is not in compliance with the filing requirement for continued listing as set forth in Marketplace Rule 4310(c)(14) due to the delayed filing of its Quarterly Report on Form 10-Q for the quarter ended October 1, 2006 with the Securities and Exchange Commission ("SEC"). This notification is customary when a NASDAQ-listed company does not complete a required SEC filing in a timely manner.

With the review of the company's accounting treatment for end of term store lease obligations concluded and the company's third quarter Form 10-Q now on file with the SEC, Movie Gallery is now in full compliance with Nasdaq rules.

About Movie Gallery, Inc.

The Company is the second largest North American video rental company with over 4,600 stores located in all 50 U.S. states and Canada operating under the brands Movie Gallery, Hollywood Video and Game Crazy. The Game Crazy brand represents 643 in-store departments and 17 free-standing stores serving the game market in urban locations across the Untied States. Since Movie Gallery's initial public offering in August 1994, the Company has grown from 97 stores to its present size through acquisitions and new store openings. For more information about the Company, please visit our website at: www.moviegallery.com

Forward Looking Statements

To take advantage of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, you are hereby cautioned that this release contains forward-looking statements, including descriptions of projected conditions in the home video rental industry that are based upon the Company's current intent, estimates, expectations and projections and involve a number of risks and uncertainties. Various factors exist which may cause results to differ from these expectations. These risks and uncertainties include, but are not limited to, the risk factors that are discussed from time to time in the Company's SEC reports, including, but not limited to, the Company's annual report on Form 10-K for the fiscal year ended January 1, 2006 and subsequently filed quarterly reports on Form 10-Q. In addition to the potential effect of these ongoing factors, the Company's operations and financial performance may be adversely effected if, among other factors; (i) same-store revenues are less than projected; (ii) the Company is unable to successfully restructure its real estate portfolio;
(iii) the Company is unable to comply with the financial or other covenants contained in its senior credit facility, or to obtain further amendments to its senior credit facility or alternative financing; (iv) the Company's operational improvement initiatives fail to generate anticipated cost reductions; (v) the availability of new movie releases priced for sale negatively impacts the consumers' desire to rent movies; (vi) the Company is unable to obtain sufficient product on favorable terms; (vii) the Company's actual expenses or liquidity requirements differ from estimates and expectations; (viii) consumer demand for movies and games is less than expected; (ix) the availability of movies and games is less than expected;
(x) competitive pressures are greater than anticipated or (xi) movie studios negatively alter revenue sharing programs. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts
Analysts and Investors: Michelle K. Lewis, Movie Gallery, Inc., 503-570-1950
Media: Andrew B. Siegel of Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449 ext. 127

                                - tables follow -


                               Movie Gallery, Inc.
                      Consolidated Statements of Operations
              (Unaudited, in thousands, except per share amounts)


                                Thirteen Weeks Ended    Thirty-Nine Weeks Ended
                              -----------------------   -----------------------
                               October 2,   October 1,   October 2,  October 1,
                                  2005         2006         2005        2006
                               ---------    ---------   ----------  ----------
Revenue:
  Rentals                      $ 473,086    $ 475,779   $1,109,661  $1,539,754
  Product sales                   99,356      107,210      201,301     338,888
                               ---------    ---------    ---------   ---------
Total revenue                    572,442      582,989    1,310,962   1,878,642

Cost of sales:
  Cost of rental revenue         136,236      141,589      345,159     470,073
  Cost of product sales           70,080       78,160      141,896     249,455
                                --------    ---------     --------   ---------
Gross profit                     366,126      363,240      823,907   1,159,114


Operating costs and expenses:
 Store operating expenses        319,919      322,643      690,592     944,495
 General and administrative       40,020       44,022       93,014     134,853
 Amortization of intangibles       1,163          701        2,718       2,142
                                --------     --------     --------    --------
Operating income (loss)            5,024       (4,126)      37,583      77,624

Interest expense, net            (24,427)     (31,185)     (41,430)    (89,331)
Write-off of bridge financing          -            -       (4,234)         -
Equity in losses of
 unconsolidated entities               -            -         (806)         -
                                 --------    --------     --------    --------
Loss before income taxes          (19,403)    (35,311)      (8,887)    (11,707)
Income taxes (benefit)             (6,934)        800       (2,622)     (1,048)
                                 --------    --------     --------    --------
Net loss                         $(12,469)   $(36,111)    $ (6,265)   $(10,659)
                                 ========    ========     ========    ========

Net loss per share:
   Basic                          $ (0.39)   $  (1.13)    $  (0.20)    $ (0.34)
   Diluted                        $ (0.39)   $  (1.13)    $  (0.20)    $ (0.34)

Weighted average shares outstanding:
   Basic                           31,640      31,840       31,471      31,786
   Diluted                         31,640      31,840       31,471      31,786

Cash dividends per common share   $     -    $      -     $   0.06    $      -



Movie Gallery, Inc.
Unaudited Financial Highlights
and Supplemental Information
(amounts in thousands, except stores)

                                Thirteen Weeks Ended   Thirty-Nine Weeks Ended
                              -----------------------   ----------------------
                                October 2,  October 1,   October 2, October 1,
                                  2005         2006         2005        2006
                               ---------   ---------    ---------   ---------
Adjusted EBITDA                $  51,873    $ 35,915    $ 151,603   $ 210,341

Total same-store revenues        (9.0%)       (0.4%)      (3.1%)       (4.0%)
Movie Gallery same-store
 revenues                        (9.8%)        3.0%       (5.3%)        0.0%
Hollywood same-store revenues    (8.6%)       (1.9%)      (2.2%)       (5.9%)

Total same-store rental revenues(10.3%)       (1.9%)      (5.2%)       (5.2%)
Movie Gallery same-store
 revenues                       (10.8%)        3.1%       (5.5%)       (0.8%)
Hollywood same-store revenues   (10.1%)       (4.6%)      (5.1%)       (7.5%)

Total same-store product sales   (2.2%)        6.5%        7.8%         1.1%
Movie Gallery same-store sales    2.5%         1.0%       (3.1%)        8.8%
Hollywood same-store sales       (3.0%)        7.5%       10.0%        (0.2%)

Margin data
Rental margin                    71.2%        70.2%       68.9%        69.5%
Product sales margin             29.5%        27.1%       29.5%        26.4%
Total gross margin               64.0%        62.3%       62.8%        61.7%

Percent of total revenue:
Rental revenue                   82.6%        81.6%       84.6%	       82.0%
Product sales                    17.4%        18.4%       15.4%        18.0%
Store operating expenses         55.9%        55.3%       52.7%        50.3%
General and administrative
 expenses                         7.0%         7.6%        7.1%         7.2%

Cash Flow Data:
Net cash provided by(used in)
 operating activities          $   9,390   $     116    $  48,740  $ (35,069)
Net cash flow (used in)
 investing activities            (16,129)       (874)  (1,140,877)   (14,591)
Net cash provided by(used in)
 financing activities             21,974        (237)   1,134,330    (66,752)

Capital Expenditures             (16,423)     (4,054)     (48,873)   (19,145)

Balance Sheet Data:
Cash and cash equivalents      $  68,755   $  19,634   $   68,755   $ 19,634
Merchandise inventories          143,209     123,929      143,209    123,929
Rental inventories, net          342,227     340,078      342,227    340,078
Accounts payable                 159,814      78,799      159,814     78,799
Long-term obligation,
 including current portion     1,170,168   1,103,930    1,170,168  1,103,930

Store count:
   Beginning of period             4,730       4,763        2,482      4,749
   New store builds                   80          13          234        115
   Stores acquired                     -           -        2,138          -
   Stores closed                     (25)       (101)         (69)      (189)
                               ---------   ---------   ----------  ---------
   End of period                   4,785       4,675        4,785      4,675
                               =========   =========   ==========  =========


Disclosures Regarding Non-GAAP Financial Information

In this press release, we have provided a non-GAAP financial measure, Adjusted EBITDA, which is defined as operating income plus depreciation, amortization, non-cash stock compensation, and special items, less purchases of rental inventory. Adjusted EBITDA is presented as an alternative measure of operating performance that is used in making business decisions, executive compensation decisions, and as an alternative measure of liquidity. It is a widely accepted financial indicator in the home video specialty retail industry of a company's ability to incur and service debt, finance its operations, and meet its growth plans. However, our computation of Adjusted EBITDA is not necessarily identical to similarly captioned measures presented by other companies in our industry. We encourage you to compare the components of our reconciliation of Adjusted EBITDA to operating income and our reconciliation of Adjusted EBITDA to cash flows from operations in relation to similar reconciliations provided by other companies in our industry. Our presentation of net cash provided by operating activities and Adjusted EBITDA treats rental inventory as being expensed upon purchase instead of being capitalized and amortized. We believe this presentation is meaningful and appropriate because our annual cash investment in rental inventory is substantial and in many respects is similar to recurring merchandise inventory purchases considering our operating cycle and the relatively short useful lives of our rental inventory. Adjusted EBITDA excludes the impact of changes in operating assets and liabilities. This adjustment eliminates temporary effects attributable to timing differences between accrual accounting and actual cash receipts and disbursements, and other normal, recurring and seasonal fluctuations in working capital that have no long-term or continuing affect on our liquidity. Investors should consider our presentation of Adjusted EBITDA in light of its relationship to operating income and net income in our statements of operations. Investors should also consider our presentation of Adjusted EBITDA in light of its relationship to cash flows from operations, cash flows from investing activities and cash flows from financing activities as shown in our statements of cash flows. Adjusted EBITDA is not necessarily a measure of "free cash flow" because it does not reflect periodic changes in the level of our working capital or our investments in new store openings, business acquisitions, or other long-term investments or required debt prepayments we may make. However, it is an important measure used internally by executive management of our Company in making decisions about where to allocate resources. Because we use Adjusted EBITDA as a measure of performance and as a measure of liquidity, the tables below reconcile Adjusted EBITDA to both operating income and net cash flow provided by operating activities, the most directly comparable amounts reported under GAAP.



The following table provides a reconciliation of Adjusted EBITDA to operating income:


                            Thirteen Weeks Ended
                           ----------------------
                           October 2,  October 1,
                              2005        2006
                           ---------   ---------
Operating income           $   5,024   $  (4,128)
Rental amortization           75,319      47,509
Rental purchases             (66,072)    (43,010)
Depreciation and
 intangible amortization      30,423      27,134
Accretion on asset
 retirement obligations            -       3,022
Loss on sale of assets             -       4,372
Stock compensation               535       1,016
Extended viewing fee
 adjustment                    6,644           -
                           ---------   ---------
Adjusted EBITDA            $  51,873   $  35,915
                           =========   =========

The following table provides a reconciliation of Adjusted EBITDA to net cash provided by operating activities:

                              Thirteen Weeks Ended
                              --------------------
                              October 2, October 1,
                                 2005       2006
                              ---------  ---------
Net cash provided by (used
 in) operating activities     $   9,390  $     116
Changes in operating
 assets and liabilities           3,966      3,763
Investment in base stock
 inventory                        6,884      1,093
Tax benefit of stock
 options exercised                 (355)         -
Deferred income taxes             9,221        669
Amortization of debt
 issuance cost                   (1,370)    (1,709)
Interest expense                 24,426     31,184
Income taxes                     (6,933)       799
Extended viewing fee
 adjustment                       6,644          -
                              ---------  ---------
Adjusted EBITDA               $  51,873  $  35,915
                              =========  =========



The following table provides a reconciliation of Adjusted EBITDA to operating income for the 39 weeks ended October 1, 2006:

                            Thirty-Nine Weeks Ended
                            ------------------------
                              October 2, October 1,
                                 2005       2006
                              ---------  ---------
Operating income              $  37,583     77,624
Rental amortization             206,134    167,259
Rental purchases               (174,251)  (125,246)
Depreciation and
 intangible amortization         61,569     79,214
Accretion on asset
 retirement obligations               -      3,022
Loss on sale of assets                -      3,675
Stock compensation                1,098      2,073
Credit facility
 amendment fees                       -      2,720
Merger transaction bonuses        1,500
Extended viewing fee
 adjustment                      17,970          -
                              ---------  ---------
Adjusted EBITDA               $ 151,603  $ 210,341
                              =========  =========

The following table provides a reconciliation of Adjusted EBITDA to net cash provided by operating activities:

                            Thirty-Nine Weeks Ended
                            ------------------------
                              October 2, October 1,
                                 2005       2006
                              ---------  ---------
Net cash provided by (used
 in) operating activities      $ 48,740    (35,069)
Changes in operating
 assets and liabilities          16,955    148,850
Investment in base stock
 inventory                       16,569     10,527
Tax benefit of stock
 options exercised               (3,301)         -
Deferred income taxes            11,557        (18)
Amortization of debt
 issuance cost                   (2,235)    (4,952)
Credit facility
 amendment fees                       -      2,720
Interest expense                 45,663     89,331
Income taxes                     (2,621)    (1,048)
Merger transaction bonuses        1,500
Equity in losses on
 unconsolidated entities            806
Extended viewing fee
 adjustment                      17,970          -
                              ---------  ---------
Adjusted EBITDA               $ 151,603  $ 210,341
                              =========  =========


The following table provides a reconciliation of Adjusted EBITDA to operating income for the 52 weeks ended October 1, 2006:

                               52 Weeks
                                Ended
                              October 1,
                                 2006
                              ---------
Operating income              $(436,338)
Rental amortization             236,054
Rental purchases               (214,868)
Depreciation and
 intangible amortization        110,300
Accretion on asset
 retirement obligations           3,022
Impairment of goodwill          522,950
Impairment of
 intangibles                      4,940
Loss on sale of assets            3,181
Store closure adjustment          7,844
Stock compensation                2,593
Credit facility
 amendment fees                   2,720
Extended viewing fee
 adjustment                         984
                              ---------
Adjusted EBITDA               $ 243,382
                              =========

The following table provides a reconciliation of Adjusted EBITDA to net cash provided by operating activities:

                                   52 Weeks Ended
                                  October 1, 2006
                                  ---------------
Net cash provided by (used
 in) operating activities         $        48,597
Changes in operating
 assets and liabilities                    71,322
Investment in base stock
 inventory                                 14,325
Tax benefit of stock
 options exercised                          3,395
Deferred income taxes                     (20,131)
Amortization of debt
 issuance cost                             (6,470)
Store closure adjustment                    7,844
Credit facility
 amendment fees                             2,720
Interest expense                          116,431
Income taxes                                4,365
Extended viewing fee
 adjustment                                   984
                                  ---------------
Adjusted EBITDA                   $       243,382
                                  ===============